EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-146483-02 on Form S-3 of our report dated March 13, 2009, relating to the financial statements and financial statement schedule of Duke Energy Indiana, Inc., appearing in this Annual Report on Form 10-K of Duke Energy Indiana, Inc. for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP

Charlotte, North Carolina

March 13, 2009